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                                                                   Exhibit 10.15

                                LICENSE AGREEMENT

THIS AGREEMENT is made the 6th day of May, 2005, between:

ECOLOGY COATINGS, INC., a corporation organized and existing under the laws of the State of California, USA, with its principal place of business at 1238 Brittain Road, Akron, Ohio 44310, USA (hereinafter referred to as "Ecology"),

and

RED SPOT PAINT & VARNISH CO., INC., a corporation organized and existing under the laws of the State of Indiana, USA, with its principal place of business at 1107 East Louisiana Street, Evansville, Indiana 47711, USA (hereinafter referred to as "Red Spot").

WHEREAS:

A. Ecology has developed certain 100% solids UV curable pigmented and clear paint coating compositions for the metal cylinder treatment market and as a result possesses certain technical information, know how, trade secrets and patent rights relating to the manufacture and use of such coatings.

B. Red Spot wishes to acquire an exclusive license to use such patents and technical information and Ecology is willing to grant such a license on the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the mutual understandings and obligations herein set forth, the Parties agree as follows:

1.   DEFINITIONS

     As used in this Agreement:

     "Effective Date" means the date on which this Agreement has been signed by both Parties hereto.

     "Party" means Red Spot or Ecology depending on the context, and "Parties" means Red Spot and Ecology.

     "Agreement Product" means only the exact formulation listed in Appendix A attached hereto, which may be amended from time to time by mutual agreement of the Parties, and any Improvements thereof which are (a) conceived, developed or made using any of the Ecology Technical Information (including any information derived from the Ecology Technical Information), or (b) covered by one or more claims of an Ecology Patent, subject, however, to the understanding that, for purposes of computing royalties, Agreement Product does not include any formulations or any improvements thereof, that either (i) were already known to Red Spot at the Effective Date of this Agreement from a source other than Ecology, as shown by Red Spot's prior written records, or (ii) are

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     developed by or for Red Spot without use of or reference to and independently of any information obtained from Ecology, by persons who have not had access to any information obtained from Ecology. Ecology acknowledges that Red Spot possesses 100% solids UV curable technology that are commercially available and under development that neither this existing technology, nor any improvements to the existing technology, are subject to this License Agreement so long as such improvements are developed without use of or reference to and independently of any information obtained from Ecology.

     "Agreement Field" means the Metal Cylinder Treatment Market.

     "Metal Cylinder Treatment Market" means the application of paint, resin and other coating materials over 20lb metal cylinders.

     "Ecology Technical Information" means all know-how, trade secrets, and other information at Ecology's free disposal at the Effective Date and up to the fifth (5th) anniversary of the Effective Date relating to the use and manufacture of the Agreement Product set forth on Appendix A and Ecology's Improvements thereof, including detailed formulations and manufacturing specifications and information regarding testing instruments, as well as instructions for the application and final testing and approval of such Agreement Product and information relevant to any customer approvals for such Agreement Product.

     "Ecology Patents" means any patents, including Improvement Patents, in The Territory, granted to or applied for by Ecology with respect to Agreement Product or the manufacture or use thereof. Current Ecology Patents as of the Effective Date are listed in Appendix B. Ecology shall notify Red Spot in writing with respect to any Ecology Patents, including Improvement Patents, granted or applied for by Ecology after the Effective Date with respect to Agreement Product or the manufacture or use thereof, and any such Ecology Patents shall, at the option of Red Spot, become subject to this Agreement, and Appendix B shall be updated to reflect the inclusion of such Ecology Patents in this Agreement.

     "The Territory" means North America, i.e., the U.S.A., Canada and Mexico.

     "Net Selling Price" for purposes of computing royalties, means the actual gross selling price less any discounts, refunds, credits, or bad debt.

     "Improvement Patents" means any patents in The Territory granted to or applied for by Ecology with respect to Ecology's Improvements or the use and manufacture of Ecology's Improvements.

     "Improvements" shall mean any of the following modifications made to the Agreement Product set forth on Appendix A during the term: (a) use of isomeric forms of the monomers included in the Agreement Product set forth on Exhibit A, (b) use of chemical modifications to the monomers included in the Agreement Product set forth on Exhibit A that would be obvious to a person reasonably skilled in the art in order to improve properties such as, by way of example only, flow, leveling, anti-blocking, and defect


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     prevention, (c) use of additives and fillers that would be obvious to a person reasonably skilled in the art in order to improve properties such as, by way of example only, flow, leveling, anti-blocking, and defect prevention, (d) use of acrylate as a substitute for methacrylate or vice versa, and/or (e) direct substitution of one oligomer for another, or one monomer for another, or a different form of photoinitiator, while leaving the rest of the formula intact; and any modifications to the method of manufacture or use of any of the foregoing that would be obvious to a person reasonably skilled in the art.

2.   LICENSE GRANT

2.1 Ecology hereby grants to Red Spot an exclusive royalty-bearing right and license to use the Ecology Technical Information and Ecology Patents to make, have made, use, offer for sale, and sell Agreement Product in The Territory for use solely within the Agreement Field. In the event that Red Spot does not commercially release the Agreement Product within three (3) years after the Effective Date, or if at any time during the term Red Spot takes the Agreement Product off the market, then the foregoing license grant shall convert to non-exclusive. Red Spot promptly shall respond to any requests from Ecology regarding such funding status.

3.   HANDOVER OF ECOLOGY TECHNICAL INFORMATION

3.1 As soon as practical after the Effective Date of this Agreement (the Parties envision fifteen (15) days for delivery), Ecology or its designee shall transmit to Red Spot written copies, in the English language, of all Ecology Technical Information in the possession of Ecology that is necessary for the manufacture, use and sale of the Agreement Product, and shall transmit to Red Spot, from time to time, any additional Ecology Technical Information that is necessary for the manufacture, use and sale of Agreement Product and Ecology's Improvements thereof, which Ecology has developed or which Ecology has acquired with a right to further disclose, throughout the term of this Agreement. Red Spot is entitled to use any such Ecology Technical Information that may be provided, according to the terms of the license granted in Article 2 above, without payment of an additional fee other than the royalties set forth in Article 5 below.

3.2 Ecology Technical Information for Agreement Product shall at least include all documents or information listed in Appendix C of this Agreement.

3.3 Each disclosure of Ecology Technical Information shall be documented by a record of issue which is to be signed by both Ecology and Red Spot.

4.   TECHNICAL ASSISTANCE

4.1 Up to the fifth (5th) anniversary of the Effective Date of this Agreement, Ecology shall receive into its facilities, members of Red Spot's technical staff for the purpose of consultation on matters relating to the interpretation of the Ecology Technical Information. The timing and duration of such visits and the numbers of personnel to be received shall be reasonable and shall be mutually agreed. Red Spot will be responsible for all out-of-pocket expenses of Red Spot arising from such visits including travel and


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     subsistence expense. Red Spot will not be responsible for expenses of
     Ecology in connection with such visits.

4.2 Ecology will, if so requested by Red Spot and provided the exigencies of its own business permit and that staff is available, send suitably qualified members of its technical staff to advise Red Spot on the production of Agreement Product at Red Spot's factory or laboratories in The Territory. The number of Ecology personnel making such visits and the timing and duration of their visits shall be reasonable and shall be mutually agreed but shall not in any event exceed ten (10) man/days during the first year or five (5) man/days in any following year up to the fifth
     (5th) anniversary of the Effective Date of this Agreement. In the event that Red Spot requests additional assistance in the form of visits of Ecology personnel over and above five (5) man/days then Ecology will consider such request and if such assistance is provided Red Spot shall pay to Ecology a fee equivalent to Ecology's "charge-out" rate to third parties at the time for such personnel, the current rate being One Thousand Dollars ($1,000.00) per man/day. Such payment, which is to be reimbursed by Red Spot according to the terms of this Article, will be made within thirty
     (30) days after the date of Ecology's invoice therefor.

4.3 Any information conveyed during the provision of technical assistance by Ecology, whether verbally, in writing, by inspection of samples, equipment, or facilities, or otherwise, shall be considered to be Ecology Technical Information under this Agreement, provided that such information if it is presented in writing by Ecology is clearly marked as Ecology Technical Information and if it is disclosed verbally or visually is identified as Ecology Technical Information at the time of disclosure, and subsequently outlined in writing, confirmed as Ecology Technical Information, and provided to Red Spot within thirty (30) days of the disclosure.

5.   ROYALTIES

5.1 In consideration of the rights and licenses granted to it hereunder, Red Spot agrees to pay Ecology, an initial payment of $125,000 on the Effective Date and thereafter quarterly payments commencing in August 2005 that are based on 15% of the Net Selling Price of all Agreement Products manufactured and used or sold by Red Spot from the prior quarter until an additional $375,000 has been paid to Ecology, for total maximum payments under this Article 5.1 of $500,000.

5.2 Red Spot also agrees to pay for a period of fifteen (15) years after the first commercial sale of the Agreement Product, a running royalty of (a) 7% of the Net Selling Price of all Agreement Products manufactured and used or sold by Red Spot. Royalties shall cease beyond the fifteen (15) year period specified above unless Red Spot is operating under any issued Ecology Patent(s) in which case royalties continue for the life of the last-to-expire of such Ecology Patent(s).

5.3 The running royalties payable under Section 5.2 and the quarterly payments payable under Section 5.1 shall be calculated quarterly. Red Spot shall report in writing to Ecology within thirty (30) days after the end of each calendar quarter the quantities of each Agreement Product subject to royalties hereunder that were used, sold or transferred


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     by Red Spot during said quarter and the calculation of the royalties thereon. With each report Red Spot shall pay to Ecology the total amount of the said royalties that are due. If no product subject to fee hereunder has been made, used, sold or transferred by Red Spot during any such period, Red Spot shall so report in writing to Ecology within thirty (30) days after the end of such period. For Agreement Product that is used by Red Spot for commercial purposes, the average Net Selling Price for third party sales during the applicable quarter shall be used to calculate royalties due. All payments shall be made in U.S. Dollars payable in cleared funds to such bankers as Ecology directs. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made by using the average exchange rates in effect for purchase of U.S. Dollars published by The Wall Street Journal on the last business day of each calendar month in the calendar quarter for which such royalties are due. It is understood that the amounts to be paid hereunder shall be reduced by the amount of any foreign withholding, value-added or other tax. Ecology shall accept the resulting net payment as due performance under this Agreement. Any amounts not paid when due shall bear interest at the rate of 8% per annum or, if less, the maximum amount permitted by applicable law.

5.4 Red Spot shall keep adequate records in sufficient detail to enable the fees payable to Ecology hereunder to be determined. Said records shall be maintained for a period of three (3) years following submission of the report to which such records pertain. Upon thirty (30) days' prior written notice by Ecology, Red Spot shall permit said records to be inspected, and employees of Red Spot associated with performance under this Agreement to be interviewed, at Ecology's expense, at any time during regular business hours by an independent auditor appointed by Ecology, and reasonably acceptable to Red Spot. The auditor shall determine and report to Ecology only the amount of the payments due and details concerning any underreporting, as well as adherence to any other requirements under the Agreement. If such audit discloses any underreporting, Red Spot shall immediately pay Ecology such underreported amount along with interest calculated pursuant to the terms set forth herein. If the audit determines an underpayment in excess of ten percent (10%), Red Spot shall also reimburse Ecology for the cost of the audit.

6.   OPTION TO NEGOTIATE FUTURE LICENSES

6.1 Red Spot and Ecology agree that the licenses granted herein may be extended, based on each Party's respective business circumstances, to additional territories and additional non-exclusive or exclusive fields and such extensions would only become effective upon the written agreement of both Red Spot and Ecology.

7.   NON-COMPETE WITH RED SPOT

7.1 Ecology agrees not to sell, directly or indirectly, the Agreement Product for use in the Agreement Field in The Territory for so long as Red Spot (i) releases the Agreement Product within the first three (3) years after the Effective Date, and (ii) does not take the Agreement Product off the market.


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8.   REASONABLE EFFORTS

8.1 Red Spot agrees that it will use every reasonable effort to develop a market for the sale of Agreement Product commercially within one (1) year from the Effective Date. Ecology agrees that to this end it will make every reasonable effort to assist Red Spot with Sales support and training prior to the market and sale of the Agreement Product commercially, as well as provide technical expertise to support the first two (2) system launches of the Agreement Product at Ecology's own expense. This assistance will be in addition to the assistance provided in Article 4, and without additional compensation to Ecology. It should be understood, however, that neither Party warrants or guarantees that it will be successful in developing such a market for the Agreement Product and neither Party has any obligation to use or further develop the licensed property. Red Spot promptly shall respond to any inquires from Ecology regarding its progress. Ecology may terminate this Agreement effective upon written notice to Red Spot if Red Spot has not commercially sold an Agreement Product within one (1) year after the Effective Date.

9.   INTELLECTUAL PROPERTY RIGHTS

9.1 Ecology shall have the right to file, prosecute, and maintain all of the Ecology Patents licensed hereunder and shall have the right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any patent or patent application, or to discontinue the maintenance of any patent or patent application. In the event that Ecology abandons the prosecution of any patent or patent application, or discontinues the maintenance of any patent or patent application, then Red Spot shall have the right, in its sole discretion, and at Red Spot's expense, to continue the prosecution of any patent or patent application, and to continue the maintenance of any patent or patent application, in the name of and for and on behalf of Ecology, and for such purpose Ecology hereby appoints Red Spot or its designee as Ecology's attorney-in-fact, which appointment is coupled with an interest and is irrevocable. Ecology hereby agrees to take such further actions, and execute such instruments and documents, as Red Spot may from time to time request, in order to more fully effectuate the provisions of this paragraph and to provide Red Spot with any power or authority reasonably necessary to carry out the provisions of this paragraph.

9.2 All Improvements conceived, developed or made by Ecology and/or Red Spot using any of the Ecology Technical Information shall belong to Ecology and Red Spot hereby assigns all intellectual property rights in such Improvements to Ecology. Such Improvements shall be covered by the license grant in Section 2.1 above. Red Spot agrees to execute such documents as Ecology may request to effect the foregoing assignment. Alternatively, at Ecology's option, Red Spot shall grant, and hereby grants to Ecology, a non-exclusive, worldwide, perpetual, irrevocable, sublicensable license to such Improvements made by Red Spot.

10.  SECRECY

10.1 As used in this Article, "Confidential Information" means (a) in the case of Ecology, the Ecology Technical Information, or (b) in the case of both Parties, any information of the


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     other Party disclosed pursuant to this Agreement, provided that such information if it is presented in writing by one Party to another Party hereunder is clearly marked as confidential and if it is disclosed verbally or visually is identified as confidential at the time of disclosure, and subsequently outlined in writing, confirmed as confidential, and provided to the receiving party within thirty (30) days of the disclosure.

10.2 Both Parties (a) shall keep secret and confidential all Confidential Information of the other Party, (b) shall disclose such Confidential Information only to those of its employees, if any, or their agents to whom it is necessary to so disclose for the purpose contemplated by this Agreement, and (c) shall use Confidential Information of the other Party only as permitted pursuant to the terms of this Agreement. Any disclosure shall be limited to such employees, if any, or their agents who have previously agreed in writing to be bound by terms no less strict than the terms of this Agreement.

10.3 The foregoing provisions of this Article shall not apply to information that (a) is or becomes known to the public through no fault of the receiving Party; (b) is learned by the receiving Party from a third party entitled to disclose it; (c) was already known to the receiving Party at the time of disclosure by the disclosing Party, as shown by the receiving Party's prior written records; (d) is developed by or for the receiving Party independently of information obtained from the disclosing Party; or
     (e) the receiving Party is required to disclose Confidential Information received hereunder pursuant to a governmental or judicial process; provided that the receiving Party uses all reasonable commercial efforts to notify the disclosing Party in advance of, and to seek a protective order for, such Confidential Information. Confidential Information disclosed hereunder shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge in the public domain or in the receiving Party's possession. In addition, no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the receiving Party's possession, unless the combination itself and its principle of operations are in the public domain or in receiving Party's possession.

10.4 The provisions of this Article shall remain in force for a period of fifteen (15) years from the date of receipt of the relevant information irrespective of any earlier termination of this Agreement. Notwithstanding the expiration of such fifteen (15) year term, in the event that at such time, any of the formulations or other Technical Information for the Agreement Product is still maintained by Ecology Coatings as a trade secret, and the value of such trade secret would be compromised by failure to maintain its confidentiality then Ecology Coatings may provide Red Spot with written notice thereof, and in such event, Red Spot may elect in writing to either (i) maintain the confidentiality of such Ecology Technical Information for an additional five (5) year period, or (ii) return to Ecology Coatings or destroy, and certify the return or destruction of, all such Technical Information and all copies thereof. In the event that Red Spot elects option (i), then the foregoing procedure shall be repeated at the end of such five (5) year period.

10.5 Each Party agrees that the terms and conditions of this Agreement shall be treated as the other's Confidential Information; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other


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     governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

10.6 Within thirty (30) days after the Effective Date, and from time to time thereafter, the Parties shall issue a mutually acceptable press release to announce this Agreement and activities under this Agreement (e.g., Red Spot's commercial release of Agreement Products). In addition, each Party may make appropriate and truthful reference to the other Party on its website and in written marketing and promotional materials.

11.  TERM AND TERMINATION

11.1 Except as otherwise specified, this Agreement shall take effect as of the Effective Date.

11.2 This Agreement, unless earlier terminated as provided hereinafter or in
     Article 8, shall automatically terminate on the fifteenth (15th) anniversary of its Effective Date or once the last to expire of the Ecology Patents or Improvement Patents licensed hereunder expires, whichever is the longer. Upon termination pursuant to Article 11.2, all rights and licenses granted hereunder shall be fully paid-up and irrevocable.

11.3 Red Spot may terminate this Agreement at any time upon sixty (60) days' advance written notice to Ecology.

11.4 In the event of material breach of this Agreement, the Party not in breach may provide notice thereof to the Party in breach. The Party in breach shall have a sixty (60) day period, after receiving said notice, to correct the breach. If not corrected during said sixty (60) day period, the Party not in breach may terminate the Agreement by sending written termination notice to the Party in breach. Termination shall be effective upon receipt of said notice and is cumulative to other rights that the terminating Party may have arising from the breach.

11.5 Red Spot may terminate this Agreement with immediate effect upon written notice to Ecology (i) upon the institution by or against Ecology of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Ecology's debts which, if involuntary, is not dismissed within sixty (60) days, (ii) upon Ecology's making an assignment for the benefit of creditors, or (iii) upon Ecology's dissolution.

11.6 Following termination of the Agreement pursuant to Article 11.3 or 11.4 or 11.5, Red Spot and any authorized party receiving Confidential Information transmitted by Red Spot shall thereafter cease to use the Confidential Information disclosed by Ecology to Red Spot and information derived therefrom including modifications and improvements as described above. All such Confidential Information and derivative information shall be returned to Ecology, or be destroyed if Ecology so authorizes, within thirty (30) days following termination. The foregoing provision of this Article shall apply to Ecology mutatus mutandis with respect to any Confidential Information disclosed by Red Spot.


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11.7 Upon termination of the Agreement pursuant to Article 11.3 or 11.4 or 11.5, all licenses granted to Red Spot shall automatically terminate.

11.8 Termination of this Agreement shall not relieve Red Spot of their obligation to pay amounts due under Section 5.1 or running royalties which accrued prior to termination neither shall it relieve either Party of its obligations of secrecy under Article 10. In addition, the provisions of Articles 5.3, 9.2, 13.3 - 13.7 and 14 shall survive any termination.

12.  ASSIGNABILITY

12.1 This Agreement is personal to Red Spot and is not assignable or otherwise transferable in whole or in part, voluntarily, involuntarily or by operation of law, including by any merger or consolidation, or by any other means, without the express prior written consent of Ecology, which shall not be unreasonably withheld. Ecology may assign this Agreement to an entity that succeeds to all or substantially all of its business or assets.

13.  GENERAL

13.1 Ecology warrants that as of the date of signing it has not granted any license for the Agreement Product under the Ecology Technical Information to any other manufacturer for The Territory.

13.2 Ecology represents and warrants that, to its knowledge as of the Effective Date, the Agreement Product, Ecology Technical Information and Ecology Patents do not interfere with, infringe upon, or otherwise come into conflict with any intellectual property rights of any third party, and Ecology has not received any charge, complaint, claim, demand or notice (collectively "Claims") alleging any such interference, infringement, misappropriation or violation. In the event that, during the first three
     (3) years after the Effective Date, any claim is brought against Red Spot alleging that the Agreement Product, Ecology Technical Information or Ecology Patents infringe any intellectual property rights of a third party, and such claim results in a permanent injunction preventing Red Spot from manufacturing and selling the Agreement Product, then Ecology will refund to Ecology the amounts paid under Section 5.1 amortized on a straight-line basis over a three (3) year period after the Effective Date. Further, in the event that Red Spot is required to pay royalties under a license to a third party with respect to any patent which covers the Agreement Product, Ecology Technical Information or Ecology Patents and there is no reasonable non-infringing way to manufacture the Agreement Product, then Red Spot shall be entitled to offset fifty percent (50%) of such third party royalties actually paid against the royalties payable to Ecology under
     Section 5.2, provided that Red Spot may not reduce the royalties under
     Section 5.2 to below five percent (5%). Ecology further represents and warrants that the Agreement Product has been listed to meet certain criteria and specifications, as set forth in Appendix "D" attached hereto and made a part hereof. Accordingly, Ecology represents and warrants that the Agreement Product, when manufactured in accordance with the Ecology Technical Information and the Ecology Patents, will satisfy or exceed the criteria and specifications set forth in Appendix "D". ECOLOGY HEREBY AGREES


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     TO INDEMNIFY, DEFEND AND TO HOLD RED SPOT HARMLESS FROM ANY AND ALL LOSS,
     LIABILITY, OR OBLIGATION OF ANY KIND, WITH RESPECT TO ANY AND ALL CLAIMS, SUITS OR CAUSES OF ACTION BY THIRD PARTIES AND RESULTING SETTLEMENTS, AWARDS OR JUDGMENTS, COSTS AND ATTORNEYS' FEES ARISING FROM THE FAILURE OF AN AGREEMENT PRODUCT TO MEET THE CRITERIA AND SPECIFICATIONS SET FORTH IN APPENDIX "D", PROVIDED IT IS MANUFACTURED IN ACCORDANCE WITH THE APPLICABLE ECOLOGY TECHNICAL INFORMATION AND ECOLOGY PATENTS AND PROVIDED THAT RED SPOT (i) GIVES ECOLOGY PROMPT WRITTEN NOTICE THEREOF, (ii) GIVES ECOLOGY REASONABLE COOPERATION, AND (iii) GIVES ECOLOGY SOLE CONTROL OVER THE DEFENSE THEREOF AND ALL RELATED SETTLEMENT NEGOTIATIONS. NOTWITHSTANDING THE FOREGOING, THE FOREGOING INDEMNITY SHALL BE VOID AND OF NO FURTHER FORCE OR EFFECT IF RED SPOT SELLS AN AGREEMENT PRODUCT WITHOUT THOROUGH TESTING OF THE AGREEMENT PRODUCT TO VERIFY COMPLIANCE WITH THE CRITERIA AND SPECIFICATIONS SET FORTH IN APPENDIX "D". THIS INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

13.3 EXCEPT AS PROVIDED IN ARTICLE 13.1 AND 13.2, ECOLOGY MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE AGREEMENT PRODUCT, THE ECOLOGY TECHNICAL INFORMATION, OR THE VALIDITY OF ANY ECOLOGY PATENTS, AND ECOLOGY HEREBY DISCLAIMS ANY FURTHER WARRANTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHER STATUTORY, IMPLIED, OR EXPRESS WARRANTY. Red Spot shall indemnify and hold Ecology and its directors, officers and employees harmless from and against any and all liabilities, losses, costs and expenses arising out of or in connection with the manufacture, use, promotion, distribution or sale of Agreement Product by Red Spot; provided, however, that the foregoing obligations shall not apply to any liability or expense caused by negligent activities, reckless misconduct or intentional misconduct of Ecology.

13.4 Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect.

13.5 No grant of license, right or immunity is hereby granted save as expressly set forth herein.

13.6 This Agreement contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior discussions and negotiations. The Agreement may only be modified by written agreement signed by each of the Parties' authorized representatives.


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13.7 No failure or delay of any Party in exercising its rights under this
     Agreement shall be deemed to be a waiver of that right, and no waiver by any Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

13.8 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

14.  GOVERNING LAW

14.1 This Agreement is acknowledged to have been made and shall be construed in accordance with the laws of the State of Ohio, United States of America.

15.  NOTICES

15.1 Any notice or other information concerning this Agreement shall be given by facsimile or prepaid registered post to all relevant Parties at the addresses shown above. The date of giving of such notice shall be the date such facsimile or posting was sent.

Signed by

RED SPOT PAINT & VARNISH CO., INC.


By: /s/ Charley D. Storms
    --------------------------------------------
    Charley D. Storms
    President & CEO
    5/6/05                    (DATE)

For and on behalf of Red Spot
Paint & Varnish Co., Inc.

Signed by


/s/
------------------------------------------------
                              (NAME IN CAPITALS)
CEO                           (POSITION)
5/6/05                        (DATE)

For and on behalf of Ecology Coatings, Inc.

                                   APPENDIX A
                        TO THE LICENSE AGREEMENT BETWEEN
                                    RED SPOT
                           AND ECOLOGY COATINGS, INC.

Agreement Product: EZ-Recoat Tank Coating

                                   APPENDIX B
                        TO THE LICENSE AGREEMENT BETWEEN
                                    RED SPOT
                           AND ECOLOGY COATINGS, INC.

ECOLOGY PATENTS

U.S. PATENT APPLICATIONS

Composition of matter comprising UV curable material, photoinitiators, fillers, and solid pigment dispersions. 10/872,531

A process for coating propane tanks and similar articles with a 100% solids, UV curable coating. 60/549,669

Environmentally friendly, 100% solids, actinic radiation curable coating compositions and coated surfaces and coated articles thereof. 10/983,022

Environmentally friendly, assemblages, facilities, and processes for applying an opaque 100% solids, actinic radiation curable coating of objects. 10/982,998

Environmentally friendly, 100% solids, actinic radiation curable coating compositions for coating thermally sensitive surfaces and/or rusted surfaces and methods, processes and assemblages for coating thereof. 11/003,159

                                   APPENDIX C
                        TO THE LICENSE AGREEMENT BETWEEN
                                    RED SPOT
                           AND ECOLOGY COATINGS, INC.

Ecology Technical Information shall consist of the following for the Agreement
Product:

     1)   Formulations

     2)   Raw material list & specifications

     3)   Manufacturing instructions

     4)   Testing instructions

     5)   Material safety data sheets

     6)   Customer approvals

     7) Agreement Product performance testing, test data, data, and capabilities

Additional information can be provided on:

     i)   Customer listing, details, and contact information

     ii)  Specific quality assurance

     iii) List of raw material suppliers

     iv)  List of machinery for production

     v)   List of testing equipment

                                   APPENDIX D
                        TO THE LICENSE AGREEMENT BETWEEN
                                    RED SPOT
                           AND ECOLOGY COATINGS, INC.

SPECIFICATIONS FOR EX-RECOAT

PHYSICAL CHARACTERISTICS

Color: Gray.

Finish: Gloss: 50 to 70 at a 60degrees angle when cured as recommended. Use of improper lamps will produce a dull finish.

Pencil hardness: When properly cured, will resist penetration by 4H pencil at a minimum.

Adhesion: 100% when hatched and pulled with Scotch 600 tape, when properly cured.

Theoretical Volume Solids: 100%.

Theoretical VOCs: 0%.

Theoretical Coverage: 1604 square feet @ 1 mil.

Recommended coating thickness: 1.2 to 2.5 mils.

Viscosity: 58 seconds maximum on #3 Zahn cup @ 70degreesF. Viscosity may fall to 28 seconds on a #3 Zahn with high shear mixing. Coating should be maintained at highest spray-able viscosity for optimal coverage. Viscosity should not exceed 58 seconds on a #3 Zahn at ambient temperatures.

Flashpoint: greater than 200degreesF.

SURFACE PREPARATION

Surface must be clean, dry and in sound condition. Remove all oil, dust, grease, dirt, loose rust, and other foreign materials to ensure adequate adhesion.

It is recommended that the substrate undergo a cleaning process before coating to ensure maximum adhesion. Solvent wiping is not a suitable method and will hinder adhesion and cure. There should be no loose grit.

Minimum surface pretreatment of previously coated surfaces: neutral cleaners and citrus based cleaners are suitable for the surface treatment of previously coated surfaces. Simple carbonates such as Bon-Ami are very effective. Cleaners should be well rinsed to avoid residual surfactant.

TANKS MUST BE DRY. THE PRESENCE OF MOISTURE WILL CAUSE VOIDS, ESPECIALLY ON VERTICAL SURFACES. THIS IS ESPECIALLY TRUE OF SANDBLASTED SURFACES THAT MAY MAINTAIN MOISTURE IN PORES.

EZ-Recoat will adhere to most tank coatings, paper, light rust, and many plastics.

RECOMMENDED CURING

600 Watt Fusion lights are recommended. Curing should be done with iron doped
(D) mercury lamps and un-doped lamps (H) - in that order.

RECOMMENDED APPLICATION

Application by turbine driven HVLP guns is optimal. Conventional HVLP guns may be used. Air assisted airless application is possible, but must be carefully adjusted to approach the performance of the other two methods. Heating is not recommended. If heaters are used, temperature must not exceed 120degreesF, as heat will promote coating breakdown. Application equipment should be of stainless steel and plastic, preferably polyethylene or polypropylene. Contact of coating with PVC, silicones, or brass fittings should be avoided. Contact with solvents should be avoided.

RECLAIMABILITY

Coating may be caught, filtered, and re-used with no adjustments. If a reclaim system is used, it should be of polypropylene, polyethylene, or stainless steel. PVC must not be used, as it will dissolve in the coating.


                                       -2-